UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Annaly Management, Inc.

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Commencing on April 28, 2020, Annaly Capital Management, Inc. sent the below communication to certain stockholders.

ANNALY’S 2020 PROXY STATEMENT

TEN KEY HIGHLIGHTS

ITEM 1.	VIRTUAL STOCKHOLDER MEETING

Annaly will hold its Annual Meeting of Stockholders via an online (virtual) format on May 20, 2020 at 9:00 am EST. The Company believes that this format best protects the health and safety of our stockholders, employees, Directors and communities amidst the COVID-19 pandemic. The Company has successfully conducted virtual stockholder meetings since 2018 and has experienced firsthand the format’s unique ability to allow the Board and management to interact with the Company’s global stockholder base, which has never been more important than it is now. As detailed below, the Board is recommending that stockholders support four management proposals at the 2020 Annual Meeting and is making no recommendation on a stockholder proposal. The Company is pleased that the proxy advisory firm Glass Lewis has recommended that Annaly stockholders vote FOR each of the Company’s four management proposals.

ITEM 2.	RECENT OPERATING ACHIEVEMENTS

2019 was characterized by several strategic, performance and organizational milestones for the Company, which include:

◾	14% economic return in 2019, which represents the Company’s highest annual return since 2014;

◾	$1.7 billion of common and preferred dividends declared in 2019; and

◾	Expansion to more than 38 investment options across Annaly’s four businesses.

As the Company navigates the recent challenges created by the COVID-19 pandemic, we are confident that our business model and our emphasis on capital preservation and active management of our diverse investment portfolio will position us to emerge as a stronger and more resilient Company than before.

ITEM 3.	STOCKHOLDER OUTREACH

The Company is committed to year-round engagement with retail and institutional stockholders. Since the beginning of 2019, the Company’s outreach efforts have encompassed approximately 90% of our institutional investors, including 100% of the Company’s 100 largest investors. During the same time, the Company has hosted over 100 meetings with investors across the U.S., Canada and Europe. Annaly’s stockholder engagement efforts have generated significant feedback for both the Board and management, which has informed a number of recent corporate governance enhancements, including the decisions to internalize the Company’s management function, separate the roles of CEO and Chair and declassify the Board.

ITEM 4.	INTERNALIZATION

The Company has been externally-managed by Annaly Management Company LLC (the “Manager”) since July 2013. On February 12, 2020, the Company announced the signing of a definitive agreement pursuant to which it will acquire the Manager for a nominal cash purchase price ($1.00), and transition from an externally-managed REIT to an internally-managed REIT (the “Internalization”). The Internalization underscores the Company’s commitment to further align the interests of management and stockholders and demonstrates the Company’s continued efforts toward enhanced governance practices that incorporate the views of long-term stockholders. The Internalization is expected to close during the second quarter of 2020.

ITEM 5.	ADVISORY APPROVAL OF EXECUTIVE COMPENSATION (“SAY-ON-PAY”)

While the Compensation Committee of the Board will review and approve the Company’s executive compensation program following the closing of the Internalization, the Manager made all compensation determinations for the named executive officers (“NEOs”) in 2019. As an internally-managed company, the Company will provide detailed disclosure about its executive compensation program, including compensation tables and related narrative disclosure, in future proxy statements. For 2019, the Manager provided the following information about its executive compensation program to enable stockholders to make an informed Say-on-Pay vote: (i) the portion of the management fee allocated to NEO compensation paid by the Manager; (ii) of this compensation, the breakdown of fixed vs. variable/incentive pay; and (iii) the metrics the Manager used to measure performance to determine the NEOs’ variable/incentive pay. The Board unanimously recommends that stockholders vote FOR the advisory approval of the Company’s executive compensation (Proposal 2).

ITEM 6.	APPROVAL OF THE COMPANY’S 2020 EQUITY INCENTIVE PLAN

Following the closing of the Internalization, the Board intends that equity compensation will be a critical part of the internally-managed Company’s executive compensation program as it believes that equity awards align employee and stockholder interests, link employee compensation to Company performance and support the Company’s ownership culture. The Board is asking stockholders to approve a new equity incentive plan at the 2020 Annual Meeting, which incorporates good compensation and governance practices, including: (i) no single-trigger acceleration of awards in connection with a change in control of the Company; (ii) no dividends or dividend equivalents on unvested awards; and (iii) awards are subject to the Company’s Compensation Recovery (Clawback) Policy. The Board unanimously recommends that stockholders vote FOR the approval of the Company’s 2020 Equity Incentive Plan (Proposal 3).

ITEM 7.	RECENT CORPORATE GOVERNANCE ENHANCEMENTS

The Board continually enhances its corporate governance framework in response to evolving best practices, stockholder feedback and the results of the Board’s annual self-evaluation and succession planning processes. In the last year, the Board has implemented a number of governance enhancements, which include:

◾	Separating the roles of CEO and Chair of the Board and appointing an Independent Chair of the Board;

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Revising our “over-boarding” policy to reduce the number of outside public company boards, other than the Company, on which Directors can serve to three other boards for non-CEOs and one other board for sitting CEOs; and

◾	Amending the Corporate Governance Guidelines to formalize the Board’s commitment to seeking out highly qualified women and minority candidates.

ITEM 8.	FOCUS ON BOARD COMPOSITION AND REFRESHMENT

Over the last few years, the Board has adopted a number of enhancements that are intended to result in regular Board refreshment. In December 2018, the Board unanimously approved and amended the Company’s bylaws to declassify the Board over a three-year period. Eight nominees have been elected to serve as Directors for one year-terms at the 2020 Annual Meeting and all Directors will stand for annual election commencing with the Company’s annual meeting of stockholders in 2021. In late 2018, the Board also adopted an enhanced refreshment policy requiring that Independent Directors may not stand for re-election following the earlier of their 12th anniversary of Board service or their 73rd birthday. In extraordinary circumstances, the Board may determine that an Independent Director may stand for re-election after having reached such age or term limit for up to three additional one-year terms. The Board unanimously recommends that stockholders vote FOR all Director nominees (Proposal 1).

ITEM 9.	CORPORATE RESPONSIBILITY AND ENVIRONMENTAL, SOCIAL & GOVERNANCE (“ESG”)

As a responsible steward of capital, Annaly takes into account ESG factors that contribute to the Company’s ability to drive positive impacts and deliver attractive risk-adjusted returns over the long term. The Company integrates ESG considerations into its overall strategy, and in 2018 launched a dedicated “Corporate Responsibility” section of its website to provide information to stakeholders across six key dimensions: corporate governance, human capital, responsible investments, risk management, ethics and integrity, and the environment. Annaly’s Corporate Responsibility team provides regular updates on the Company’s ESG efforts to the Corporate Responsibility Committee of the Board, which was established in 2017. In 2020, the Company’s continuing commitment to transparency in gender reporting and advancing women in the workplace was recognized by our inclusion in the Bloomberg Gender-Equality Index for the third consecutive year.

ITEM 10.	ADVISORY STOCKHOLDER PROPOSAL REGARDING WRITTEN CONSENT

A stockholder proponent has submitted an advisory proposal requesting that the Board take steps to permit stockholder action by majority written consent. The Board is very committed to strong corporate governance practices that empower stockholders and promote Board accountability, which include the ability for stockholders to call special meetings outside of the annual meeting process, and has determined not to recommend a vote either for or against the stockholder proposal. Although the proposal is non-binding and advisory in nature, the Board values stockholders’ opinions and will take the results of the vote into consideration, together with any other input from stockholders and other relevant factors, in making a decision regarding whether any changes should be made to the Company’s corporate governance and stockholder rights frameworks. The Board is making no recommendation on the advisory stockholder proposal (Proposal 5).

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

These definitive additional proxy materials contain certain forward-looking statements which are based on various assumptions (some of which are beyond the Company’s control) and may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “anticipate,” “continue,” or similar terms or variations on those terms or the negative of those terms. Such statements include those relating to the Company’s anticipated internalization and governance and compensation outlooks. Actual results could differ materially from those set forth in forward-looking statements due to a variety of factors, including, but not limited to, the macro- and micro-economic impact of the COVID-19 pandemic; changes in interest rates; changes in the yield curve; changes in prepayment rates; the availability of mortgage-backed securities (“MBS”) and other securities for purchase; the availability of financing and, if available, the terms of any financing; changes in the market value of the Company’s assets; changes in business conditions and the general economy; the Company’s ability to grow our commercial real estate business; the Company’s ability to grow its residential credit business; the Company’s ability to grow its middle market lending business; credit risks related to the Company’s investments in credit risk transfer securities, residential mortgage-backed securities and related residential mortgage credit assets, commercial real estate assets and corporate debt; risks related to investments in mortgage servicing rights; the Company’s ability to consummate any contemplated investment opportunities; changes in government regulations or policy affecting the Company’s business; the Company’s ability to maintain its qualification as a REIT for U.S. federal income tax purposes; the Company’s ability to maintain its exemption from registration under the Investment Company Act of 1940, as amended; and risks and uncertainties associated with the Internalization, including but not limited to the occurrence of any event, change or other circumstances that could give rise to the termination of the Internalization Agreement; the outcome of any legal proceedings that may be instituted against the parties to the Internalization Agreement; the inability to complete the Internalization due to the failure to satisfy closing conditions or otherwise; risks that the Internalization disrupts the Company’s current plans and operations; the impact, if any, of the announcement or pendency of the Internalization on the Company’s relationships with third parties; and the amount of the costs, fees, expenses charges related to the Internalization; and the risk that the expected benefits, including long-term cost savings, of the Internalization are not achieved. For a discussion of the risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements, except as required by law.